TAYLOR DEVICES, INC.

EMPLOYMENT AGREEMENT

          This AGREEMENT is made effective as of the 1st day of December, 2000 by and between TAYLOR DEVICES, INC. (the "Company"), a New York corporation having an office located at 90 Taylor Drive, North Tonawanda, New York 14120-9748 and DOUGLAS P. TAYLOR, an individual residing at 375 Belmont Court, East, North Tonawanda, New York 14120 (the "Executive").

          WHEREAS, the Company acknowledges that Executive is recognized world-wide as an expert in the development and manufacture of shock absorption, rate control and energy storage devices, including particularly seismic protection and isolation of wind-induced vibration; and

          WHEREAS, the Company wishes to assure itself of the continuing services of Executive for the term set forth in this Agreement; and

          WHEREAS, Executive is willing to continue to serve in the employ of the Company on a full-time basis for the term and pursuant to the provisions of this Agreement as hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

          1.         POSITION AND RESPONSIBILITIES.

During the period of Executive's employment with the Company pursuant to this Agreement (the "Term"), Executive agrees to serve as President and Chief Executive Officer of the Company. During the Term, Executive also agrees to serve, if elected, as a director of the Company and/or an officer and/or director of any subsidiary or affiliate of the Company. Failure to reelect Executive as President and Chief Executive Officer of the Company without the consent of the Executive during the Term shall constitute a breach of this Agreement.

          2.         TERM; TERMS AND DUTIES.

                     (a)           The Term shall begin as of the date first above written and shall continue for a period of 36 full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter (each, an Anniversary Date), the Agreement shall renew for an additional year such that the remaining term shall be three years unless written notice is provided to Executive, at least 10 days and not more than 30 days prior to any Anniversary Date, that his employment shall cease at the end of 24 months following such Anniversary Date. Prior to each notice period for non-renewal, the Board of Directors of the Company (the "Board"), acting by a majority of its disinterested members, shall conduct a comprehensive performance evaluation and review of the performance of the Executive for purposes of determining whether to extend the Agreement and the results thereof shall be included in the minutes of meeting for the Board. Henceforward, "Term" shall include any and all extensions or renewals of this Agreement

                      (b)           During the Term, except for periods of absence occasioned by illness, reasonable vacation periods and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Company and its affiliates; provided, however, that, with the approval of the Board, as evidenced by a resolution of the Board, from time to time Executive may serve or continue to serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company, or materially affect the performance of Executive's duties pursuant to this Agreement.

          3.         COMPENSATION AND REIMBURSEMENT.

                     (a)           The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Company shall pay Executive as compensation a salary of not less than $174,000 per year ("Base Salary"). The Base Salary shall be payable weekly. During the Term, Executive's Base Salary shall be reviewed at least annually; and the first such review will be made not later than May 31, 2002. The review shall be conducted by a Committee designated by the Board, and the Board may increase Executive's Base Salary. In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive, at no cost to Executive, with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

                    (b)           The Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the Term, and the Company will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Section 3(b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

                    (c)           In addition to the Base Salary provided for by Section 3(a), the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive in performing his obligations under this Agreement and may provide such additional compensation and perquisites in such form and such amounts as the Board may from time to time determine.

          4.        PAYMENTS UPON AN EVENT OF TERMINATION.

                    The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 14.

                     (a)           The provisions of this Section shall apply upon the occurrence of an Event of Termination during the Term. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

(i)           the termination by the Company of Executive's full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 6 below, (B) a Change in Control, as defined in Section 5(a) below; or (C) Termination for Cause, as defined in Section 7 below; or

(ii)           Executive's resignation from the Company's employ upon any (A) failure to elect or reelect or to appoint or reappoint Executive as President and Chief Executive Officer, (B) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 of this Agreement, (C) a relocation of Executive's principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, (D) liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or (E) breach of this Agreement by the Company.

          Upon the occurrence of any event described in clauses (ii)(A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon 60 days' prior written notice given within four months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Company, the Executive, after giving due notice of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation, but has remained in the employment of the Company and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii)(A), (B), (C), (D) and (E) above.

                    (b)           Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8 below, the Company shall pay Executive (or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be), as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or 1.20 times the average of the three preceding years' Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans on behalf of the Executive maintained by the Company during such years; provided, however, that in no event shall total severance compensation from all sources exceed the amount referred to at subsection 5(f) below. At the election of the Executive, such payments shall be made in a lump sum or paid monthly during the remaining term of the Agreement following the Termination Date. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

                     (c)           In the event that there has not been a Change in Control as defined in Section 5(a), upon the voluntary termination by Executive (upon giving 60 days' written notice to the Company and which shall not be deemed to constitute an "Event of Termination" as defined herein), the Company, at the discretion of the Board, shall pay Executive (or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be), a severance payment in an amount to be determined by the Board at the time of such voluntary termination by the Executive.

                     (d)           Upon the occurrence of an Event of Termination, the Company will cause to be continued, for a period of twelve calendar months thereafter, life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to the Event of Termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

           5.       CHANGE IN CONTROL.

                    (a)           No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Company or of Tayco Developments, Inc. ("Tayco"), or both, as set forth below. For purposes of this Agreement, a "Change in Control" of the Company or Tayco shall mean any of the following:

          (1)           a reorganization, merger, merger conversion, consolidation or sale of all or substantially all of the assets of the Company, or Tayco, or a similar transaction in which the Company or Tayco is not the resulting entity and that is not approved by a majority of the Incumbent Board (as herein defined) of the Company or Tayco; or

          (2)           individuals who constitute the Incumbent Board of the Company or Tayco cease for any reason to constitute a majority thereof; provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least 80% of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or Tayco's shareholders was approved by the nominating committee, if any, serving under the Incumbent Board, shall be, for purposes of this Section 5, deemed to be a member of the Incumbent Board; or

          (3)           the occurrence of an event, the nature of which would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as such form is in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

          (4)           any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act of 1934) is or becomes an Acquiring Person, as more particularly defined in the Rights Agreement dated October 5, 1998 by and between the Company and Regan & Associates, Inc., as Rights Agent; or

          (5)           a proxy statement soliciting proxies from shareholders of the Company or Tayco, by someone other than the current management of the Company, seeking shareholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations, as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or

          (6)           a tender offer or exchange offer is made by any person which would result in a person or group beneficially owning 24% or more of the voting securities of the Company, and shareholders owning beneficially or of record 24% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer.

                    "Incumbent Board" means the Board of the Company on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least 80% of the directors comprising the Incumbent Board, or whose nomination for election by shareholders was approved by the nominating committee, if any, serving under an Incumbent Board, shall be considered to be a member of the Incumbent Board.

                    (b)           If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in Sections 5(c), (d), (e) and (g) upon his subsequent termination of employment at any time during the term of this Agreement, regardless of whether such termination results from his resignation or his dismissal upon the Change in Control.

                    (c)           Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Company shall pay Executive (or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be), as severance pay or liquidated damages or both, a sum equal to the greater of the payments due for the remaining Term or 2.99 times the average of the five preceding years' Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Company during such years. Such payment shall be made by the Company on the Date of Termination. At the election of the Executive, which election shall be made on an annual basis following the Annual Meeting of Shareholders of the Company, and which election is irrevocable for the year in which made, such payment may be made in a lump sum or paid in equal monthly installments during the 36 months following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a monthly basis during the remaining term of the Agreement.

                    (d)           Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to his severance. Such coverage and payments shall cease upon the expiration of 36 months.

                     (e)           Upon the occurrence of a Change in Control, Executive will be entitled to any benefits granted to him pursuant to any stock option plan of the Company.

                     (f)           Notwithstanding the preceding paragraphs of this Section 5, in the event that the aggregate payments or benefits to be made or afforded to Executive under the preceding paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended and from time to time in effect (the "Code"), then the Termination Benefits shall be reduced to an amount which would not be deemed to include an "excess parachute payment" under Section 280G of the Code.

                     (g)           If, during the Term, Executive is incapable of performing his duties hereunder by reason of temporary disability, the Company shall not reduce the compensation otherwise payable to Executive during the period of disability.

           6.       TERMINATION UPON RETIREMENT OR DISABILITY.

                    Termination by the Company of Executive's employment based on "Retirement" shall mean termination of employment in accordance with the Company's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of employment of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and any other plans to which Executive is a party. Termination by the Company of Executive's employment based on "Disability" shall mean termination due to any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan exists or applies, a disability which would qualify the Executive for disability benefits under the federal social security system.

          7.       TERMINATION FOR CAUSE.

                    "Termination for Cause" shall mean termination due to Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or final cease-and-desist order, or willful material breach of any provision of this Agreement. For purposes of this paragraph 7, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than 80% of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.

           8.       NOTICE.

                    (a)          Any purported termination of this Agreement by the Company or by Executive shall be communicated by Notice of Termination to the other party to this Agreement at the addresses set forth above or from time to time, as provided by one party to the other. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                     (b)           "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than 30 days from the date that the Notice of Termination is given).

                    (c)           If, within 30 days after any Notice of Termination is given, the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination (except upon the occurrence of a Change in Control or voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice), the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected); and provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving the notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within nine months after the Date of Termination specified in the Notice of Termination; notwithstanding the foregoing, no compensation or benefits shall be paid to Executive in the event the Executive is Terminated for Cause. In the event that any Termination for Cause is found to have been wrongful or any dispute in connection therewith is otherwise decided in Executive's favor, the Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine months after the Termination for Cause. If such dispute is not resolved within the nine-month period, the Company shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing more than nine months from the Date of the Termination specified in the Notice of Termination. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

          9.       POST-TERMINATION OBLIGATIONS.

                    (a)           All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 9 during the Term and for one full year after the expiration or termination of this Agreement.

                    (b)           Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

          10.       NON-COMPETITION.

                    (a)           Upon any termination of Executive's employment hereunder pursuant to Section 4(c) above, Executive agrees not to compete with the Company for a period of one year following such termination in any city, town or county in which the Company has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company. The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of Executive's breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

                     (b)           Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, and Executive may disclose any information regarding the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the Provisions of this Section 10, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

11.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

                    This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

           12.      NO ATTACHMENT.

                    (a)           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

                     (b)           This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

           13.      MODIFICATION AND WAIVER.

                    (a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

                     (b)           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

           14.      SEVERABILITY.

                    If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

          15.       HEADINGS FOR REFERENCE ONLY.

                    The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

          16.       GOVERNING LAW.

                     This Agreement shall be governed by the laws of the State of New York, without reference to conflict-of-law principles.

          17.       COUNTERPART COPIES.

                    This Agreement may be executed in one or more counterparts, each of which when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument

           18.       PAYMENT OF LEGAL FEES.

                    All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or resolved in the Executive's favor.

          19.       INDEMNIFICATION.

                     The Company shall, at its expense (a) provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy; and (b) shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted by law in accordance with the terms of the Indemnity Agreement by and between the Company and the Executive dated as of September 15, 1996 (a copy of which is attached hereto as Exhibit A to this Agreement).

           20.       SUCCESSOR TO THE COMPANY.

                    The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:

                                                               TAYLOR DEVICES, INC.

/s/ Kenneth G. Bernstein                          By: /s/ Richard G. Hill
                                                                     Name:   Richard G. Hill,
                                                                     Title:      Executive Vice President

/s/ Kenneth G. Bernstein                         EXECUTIVE
WITNESS

/s/ Kenneth G. Bernstein                           /s/ Douglas P. Taylor
WITNESS                                              DOUGLAS P. TAYLOR

(SEAL)

EXHIBIT A

[Indemnity Agreement by and between Taylor Devices, Inc. and Douglas P. Taylor, dated as of September 15, 1996]